As filed with the Securities and Exchange Commission on July 24, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Hilltop Holdings Inc.

(Exact name of registrant as specified in its charter)

Maryland	84-1477939
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6565 Hillcrest Avenue Dallas, Texas	75205
(Address of principal executive offices)	(Zip Code)

Hilltop Holdings Inc. 2020 Equity Incentive Plan

Hilltop Holdings Inc. Employee Stock Purchase Plan

(Full title of the plan)

Corey G. Prestidge
Executive Vice President, General Counsel & Secretary
6565 Hillcrest Avenue
Dallas, Texas 75205

(Name and address of agent for service)

(214) 855-2177

(Telephone number, including area code, of agent for service)

Copies to:

Greg R. Samuel Matthew L. Fry
Haynes and Boone, LLP
2323 Victory Avenue, Suite 700
Dallas, Texas 75219
Telephone: (214) 651-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, par value $0.01 per share
-To be issued under the Hilltop Holdings Inc. 2020 Equity Incentive Plan	4,702,780(2)	$17.87	$84,038,678.60	$10,908.22
-To be purchased under the Hilltop Holdings Inc. Employee Stock Purchase Plan	600,000	$17.87	$10,722,000.00	$1,391.72
TOTAL	5,302,780		$94,760,678.60	$12,299.94

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), we are also registering an indeterminable number of shares of common stock, par value $0.01 per share (“Common Stock”), as may be issued in connection with stock splits, stock dividends or similar transactions.

(2)	Includes (i) 3,650,000 shares of Common Stock that may be issued under the Hilltop Holdings Inc. 2020 Equity Incentive Plan (the “2020 Equity Incentive Plan”) and (ii) 1,052,780 shares of Common Stock, representing the registrant’s estimate of shares that may become available for awards under the 2020 Equity Incentive Plan upon (x) the future forfeiture, expiration, cancellation or settlement in cash of awards under the 2020 Equity Incentive Plan or (y) the future forfeiture, expiration, cancellation or settlement in cash of awards outstanding under the Hilltop Holdings Inc. 2012 Equity Incentive Plan as of April 30, 2020.

(3)	Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on July 20, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible participants as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed by Hilltop Holdings Inc. (the “Company,” “we,” “our” or “us”) with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The Commission allows us to “incorporate by reference” certain information we have filed with the Commission into this Registration Statement, which means that we are disclosing important information to you by referring you to other information we have filed with the Commission. The information we incorporate by reference is considered part of this Registration Statement. We specifically are incorporating by reference the following documents filed with the Commission, excluding any information in a report or document that is furnished and not deemed “filed” pursuant to applicable rules and regulations of the Commission:

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including the consolidated financial statements and related notes thereto, filed with the Commission on February 27, 2020 (the “Annual Report”);

(b)	the portions of our Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 29, 2020, that were incorporated by reference into the Annual Report;

(c)	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the Commission on May 5, 2020;

(d)	our Current Reports on Form 8-K filed with the Commission on January 30, 2020 (solely with respect to Item 8.01), January 31, 2020, February 5, 2020, April 30, 2020 (solely with respect to Item 8.01), May 13, 2020 and July 1, 2020; and

(e)	the description of our Common Stock, which is contained in the Description of Securities filed as Exhibit 4.9 to the Annual Report.

All reports and definitive proxy or information statements subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, but excluding information furnished to, rather than filed with, the Commission, shall be deemed to be incorporated by reference herein and to be a part hereof from the date such documents are filed.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Notwithstanding the foregoing, no information is incorporated by reference in this Registration Statement where such information under applicable forms and regulations of the Commission is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 2-405.2 of the Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for monetary damages, except: (1) to the extent it is proven that the director or officer actually received an improper benefit or profit, for the amount of the improper benefit or profit; or (2) to the extent a final judgment or adjudication entered against the director or officer is based on a determination that the director’s or officer’s act or failure to act was the result of active and deliberate dishonesty and was material to the cause of action against the director or officer.

Section 2-418 of the Maryland General Corporation Law permits a Maryland corporation to indemnify a present or former director or officer who is made or threatened to be made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred, unless it is proven that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or with active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit; or (3) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that his or her conduct was unlawful. The Maryland General Corporation Law provides that where a director or officer is a defendant in a proceeding by or in the right of the corporation, the director or officer may not be indemnified if he or she is found liable to the corporation. The Maryland General Corporation Law also provides that a director or officer may not be indemnified in respect of any proceeding alleging improper personal benefit in which he or she was found liable on the grounds that personal benefit was improperly received. A director or officer found liable in a proceeding by or in the right of the corporation or in a proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification of expenses if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

Section 2-418 of the Maryland General Corporation Law provides that, unless limited by the charter of a Maryland corporation, a director or an officer who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses. Section 2-418 also provides that a Maryland corporation may advance reasonable expenses to a director or an officer upon the corporation’s receipt of: (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and (2) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our amended and restated charter, as amended, modified and supplemented from time to time, authorizes the Company to obligate itself, and our amended and restated bylaws, as amended, obligate the Company, to the maximum extent permitted by Maryland law as in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to: (1) any individual who is a present or former director or officer of the Company and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or (2) any individual who, while a director or officer of the Company and at the request of the Company, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. The rights to indemnification and advancement of expenses provided by our amended and restated charter and amended and restated bylaws, in each case as amended, modified and supplemented, vest immediately upon election of directors or officers, as applicable. The indemnification and payment of expenses provided in our amended and restated charter and amended and restated bylaws, in each case as amended, modified and supplemented, are not exclusive of, and do not limit in any way, other rights that any person seeking indemnification or payment of expenses may become entitled under any charter, bylaw, regulation, insurance, agreement or otherwise.

The foregoing is only a general summary of certain aspects of Maryland law and our amended and restated charter and amended and restated bylaws, in each case as amended, modified and supplemented, dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the relevant sections of the Maryland General Corporation Law and the amended and restated charter and amended and restated bylaws, in each case as amended, modified and supplemented, of the Company.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description

4.1	Form of Certificate of Common Stock of Hilltop Holdings Inc. (filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007 (File No. 001-31987) and incorporated herein by reference).

4.2	Corporate Charter Certificate of Notice, dated June 6, 2005 (filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-3 (File No. 333-125854) and incorporated herein by reference).

4.3.1	Amended and Restated Declaration of Trust, dated as of July 31, 2001, by and among U.S. Bank National Association (successor in interest to State Street Bank and Trust Company of Connecticut, National Association), as Institutional Trustee, PlainsCapital Corporation, and the Administrators party thereto from time to time (filed as Exhibit 4.2 to the Registration Statement on Form 10 filed by PlainsCapital Corporation on April 17, 2009 (File No. 000-53629) and incorporated herein by reference).

4.3.2	First Amendment to Amended and Restated Declaration of Trust, dated as of August 7, 2006, by and between PlainsCapital Corporation and U.S. Bank National Association, as Institutional Trustee (filed as Exhibit 4.3 to the Registration Statement on Form 10 filed by PlainsCapital Corporation on April 17, 2009 (File No. 000-53629) and incorporated herein by reference).

4.3.3	Indenture, dated as of July 31, 2001, by and between PlainsCapital Corporation and U.S. Bank National Association (successor in interest to State Street Bank and Trust Company of Connecticut, National Association), as Trustee (filed as Exhibit 4.4 to the Registration Statement on Form 10 filed by PlainsCapital Corporation on April 17, 2009 (File No. 000-53629) and incorporated herein by reference).

4.3.4	First Supplemental Indenture, dated as of August 7, 2006, by and between PlainsCapital Corporation and U.S. Bank National Association, as Trustee (filed as Exhibit 4.5 to the Registration Statement on Form 10 filed by PlainsCapital Corporation on April 17, 2009 (File No. 000-53629) and incorporated herein by reference).

4.3.5	Second Supplemental Indenture, dated as of November 30, 2012, by and among U.S. Bank National Association, as Trustee, PlainsCapital Corporation (f/k/a Meadow Corporation) and PlainsCapital Corporation (filed as Exhibit 4.5.5 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012 filed on March 15, 2013 (File No. 001-31987) and incorporated herein by reference).

4.3.6	Amended and Restated Floating Rate Junior Subordinated Deferrable Interest Debenture of Plains Capital Corporation, dated as of August 7, 2006, by PlainsCapital Corporation in favor of U.S. Bank National Association, as Institutional Trustee for PCC Statutory Trust I (filed as Exhibit 4.6 to the Registration Statement on Form 10 filed by PlainsCapital Corporation on April 17, 2009 (File No. 000-53629) and incorporated herein by reference).

4.3.7	Guarantee Agreement, dated as of July 31, 2001, by and between PlainsCapital and U.S. Bank National Association (successor in interest to State Street Bank and Trust Company of Connecticut, National Association), as Trustee (filed as Exhibit 4.7 to the Registration Statement on Form 10 filed by PlainsCapital Corporation on April 17, 2009 (File No. 000-53629) and incorporated herein by reference).

4.3.8	First Amendment to Guarantee Agreement, dated as of August 7, 2006, by and between PlainsCapital Corporation and U.S. Bank National Association, as Guarantee Trustee (filed as Exhibit 4.8 to the Registration Statement on Form 10 filed by PlainsCapital Corporation on April 17, 2009 (File No. 000-53629) and incorporated herein by reference).

4.4.1	Amended and Restated Declaration of Trust, dated as of March 26, 2003, by and among U.S. Bank National Association, as Institutional Trustee, PlainsCapital Corporation, and the Administrators party thereto from time to time (filed as Exhibit 4.9 to the Registration Statement on Form 10 filed by PlainsCapital Corporation on April 17, 2009 (File No. 000-53629) and incorporated herein by reference).

4.4.2	Indenture, dated as of March 26, 2003, by and between PlainsCapital Corporation and U.S. Bank National Association, as Trustee (filed as Exhibit 4.10 to the Registration Statement on Form 10 filed by PlainsCapital Corporation on April 17, 2009 (File No. 000-53629) and incorporated herein by reference).

4.4.3	First Supplemental Indenture, dated as of November 30, 2012, by and among U.S. Bank National Association, as Trustee, PlainsCapital Corporation (f/k/a Meadow Corporation) and PlainsCapital Corporation (filed as Exhibit 4.6.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012 filed on March 15, 2013 (File No. 001-31987) and incorporated herein by reference).

4.4.4	Floating Rate Junior Subordinated Deferrable Interest Debenture of Plains Capital Corporation, dated as of March 26, 2003, by PlainsCapital Corporation in favor of U.S. Bank National Association, as Institutional Trustee for PCC Statutory Trust II (filed as Exhibit 4.11 to the Registration Statement on Form 10 filed by PlainsCapital Corporation on April 17, 2009 (File No. 000-53629) and incorporated herein by reference).

4.4.5	Guarantee Agreement, dated as of March 26, 2003, by and between PlainsCapital Corporation and U.S. Bank National Association, as Guarantee Trustee (filed as Exhibit 4.12 to the Registration Statement on Form 10 filed by PlainsCapital Corporation on April 17, 2009 (File No. 000-53629) and incorporated herein by reference).

4.5.1	Amended and Restated Declaration of Trust, dated as of September 17, 2003, by and among U.S. Bank National Association, as Institutional Trustee, PlainsCapital Corporation, and the Administrators party thereto from time to time (filed as Exhibit 4.13 to the Registration Statement on Form 10 filed by PlainsCapital Corporation on April 17, 2009 (File No. 000-53629) and incorporated herein by reference).

4.5.2	Indenture, dated as of September 17, 2003, by and between PlainsCapital Corporation and U.S. Bank National Association, as Trustee (filed as Exhibit 4.14 to the Registration Statement on Form 10 filed by PlainsCapital Corporation on April 17, 2009 (File No. 000-53629) and incorporated herein by reference).

4.5.3	First Supplemental Indenture, dated as of November 30, 2012, by and among U.S. Bank National Association, as Trustee, PlainsCapital Corporation (f/k/a Meadow Corporation) and PlainsCapital Corporation. (filed as Exhibit 4.7.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012 filed on March 15, 2013 (File No. 001-31987) and incorporated herein by reference).

4.5.4	Floating Rate Junior Subordinated Deferrable Interest Debenture of Plains Capital Corporation, dated as of September 17, 2003, by PlainsCapital Corporation in favor of U.S. Bank National Association, as Institutional Trustee for PCC Statutory Trust III (filed as Exhibit 4.15 to the Registration Statement on Form 10 filed by PlainsCapital Corporation on April 17, 2009 (File No. 000-53629) and incorporated herein by reference).

4.5.5	Guarantee Agreement, dated as of September 17, 2003, by and between PlainsCapital Corporation and U.S. Bank National Association, as Guarantee Trustee (filed as Exhibit 4.16 to the Registration Statement on Form 10 filed by PlainsCapital Corporation on April 17, 2009 (File No. 000-53629) and incorporated herein by reference).

4.6.1	Amended and Restated Trust Agreement, dated as of February 22, 2008, by and among PlainsCapital Corporation, Wells Fargo Bank, N.A., as Property Trustee, Wells Fargo Delaware Trust Company, as Delaware Trustee, and the Administrators party thereto from time to time (filed as Exhibit 4.17 to the Registration Statement on Form 10 filed by PlainsCapital Corporation on April 17, 2009 (File No. 000-53629) and incorporated herein by reference).

4.6.2	Junior Subordinated Indenture, dated as of February 22, 2008, by and between PlainsCapital Corporation and Wells Fargo Bank, N.A., as Trustee (filed as Exhibit 4.18 to the Registration Statement on Form 10 filed by PlainsCapital Corporation on April 17, 2009 (File No. 000-53629) and incorporated herein by reference).

4.6.3	First Supplemental Indenture, dated as of November 30, 2012, by and between PlainsCapital Corporation (f/k/a Meadow Corporation) and Wells Fargo Bank, National Association, as Trustee. (filed as Exhibit 4.8.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012 filed on March 15, 2013 (File No. 001-31987) and incorporated herein by reference).

4.6.4	Plains Capital Corporation Floating Rate Junior Subordinated Note due 2038, dated as of February 22, 2008, by PlainsCapital Corporation in favor of Wells Fargo Bank, N.A., as Property Trustee of PCC Statutory Trust IV (filed as Exhibit 4.19 to the Registration Statement on Form 10 filed by PlainsCapital Corporation on April 17, 2009 (File No. 000-53629) and incorporated herein by reference).

4.6.5	Guarantee Agreement, dated as of February 22, 2008, by and between PlainsCapital Corporation and Wells Fargo Bank, N.A., as Guarantee Trustee (filed as Exhibit 4.20 to the Registration Statement on Form 10 filed by PlainsCapital Corporation on April 17, 2009 (File No. 000-53629) and incorporated herein by reference).

4.7	Indenture, dated as of April 9, 2015, by and between Hilltop Holdings Inc. and U.S. Bank National Association, as Trustee, including form of notes (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on April 9, 2015 (File No. 001-31987) and incorporated herein by reference).

4.8	Indenture, dated as of November 22, 2019, by and between Hilltop Securities Inc. and The Bank of New York Mellon, as indenture trustee (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on November 27, 2019 (File No. 001-31987) and incorporated herein by reference).

4.8.1	Indenture, dated as of December 6, 2019, by and between Hilltop Securities Inc. and The Bank of New York Mellon, as indenture trustee (filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on December 11, 2019 (File No. 001-31987) and incorporated herein by reference).

4.9	Indenture, dated as of May 11, 2020, between Hilltop Holdings Inc., as Issuer, and U.S. Bank National Association, as Trustee (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on May 13, 2020 (File No. 001-31987) and incorporated herein by reference).

4.9.1	First Supplemental Indenture, dated as of May 11, 2020, between Hilltop Holdings Inc., as Issuer, and U.S. Bank National Association, as Trustee (filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on May 13, 2020 (File No. 001-31987) and incorporated herein by reference).

4.9.2	Second Supplemental Indenture, dated as of May 11, 2020, between Hilltop Holdings Inc., as Issuer, and U.S. Bank National Association, as Trustee (filed as Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed on May 13, 2020 (File No. 001-31987) and incorporated herein by reference).

4.9.3	Form of 5.75% Fixed-to-Floating Rate Subordinated Notes due 2030 (filed as Exhibit 4.4 to the Registrant’s Current Report on Form 8-K filed on May 13, 2020 (File No. 001-31987) and incorporated herein by reference).

4.9.4	Form of 6.125% Fixed-to-Floating Rate Subordinated Notes due 2035 (filed as Exhibit 4.5 to the Registrant’s Current Report on Form 8-K filed on May 13, 2020 (File No. 001-31987) and incorporated herein by reference).

5.1*	Opinion of Venable LLP.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Venable LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included in this Registration Statement under “Signatures”).

99.1*	Hilltop Holdings Inc. 2020 Equity Incentive Plan.

99.2*	Hilltop Holdings Inc. Employee Stock Purchase Plan.

99.3*	Form of Restricted Stock Unit Award Agreement (Performance-Based) for awards beginning in 2020.

99.4*	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Section 16 Officers) for awards beginning in 2020.

99.5*	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Non-Section 16 Officers) for awards beginning in 2020.

* Filed herewith.

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas, on July 24, 2020.

HILLTOP HOLDINGS INC.
(Registrant)

By:	/s/ Corey G. Prestidge
Name: Corey G. Prestidge
Title: Executive Vice President and General Counsel

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeremy B. Ford and Corey G. Prestidge as his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

Signature	Capacity in which Signed	Date

/s/ Jeremy B. Ford	President, Chief Executive Officer and Director	July 24, 2020
Jeremy B. Ford	(Principal Executive Officer)

/s/ William B. Furr	Chief Financial Officer	July 24, 2020
William B. Furr	(Principal Financial Officer)

/s/ Keith E. Bornemann	Chief Accounting Officer	July 24, 2020
Keith E. Bornemann	(Principal Accounting Officer)

Director
Charlotte Jones Anderson

/s/ Rhodes Bobbitt	Director	July 24, 2020
Rhodes Bobbitt

Director
Tracy A. Bolt

/s/ J. Taylor Crandall	Director	July 24, 2020
J. Taylor Crandall

/s/ Charles R. Cummings	Director	July 24, 2020
Charles R. Cummings

/s/ Hill A. Feinberg	Director	July 24, 2020
Hill A. Feinberg

Chairman of the Board
Gerald J. Ford

Director
J. Markham Green

/s/ William T. Hill, Jr.	Director	July 24, 2020
William T. Hill, Jr.

/s/ Lee Lewis	Director	July 24, 2020
Lee Lewis

/s/ Andrew J. Littlefair	Director	July 24 2020
Andrew J. Littlefair

Director
W. Robert Nichols, III

/s/ Kenneth D. Russell	Director	July 24, 2020
Kenneth D. Russell

Director
A. Haag Sherman

Director
Jonathan S. Sobel

/s/ Robert Taylor, Jr.	Director	July 24, 2020
Robert Taylor, Jr.

Director
Carl B. Webb